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                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to the joint Registration Statement No. 333-11329 of Houston Industries Incorporated ("HII") and Houston Lighting & Power Company ("HL&P") on Form S-4 of our report dated February 29, 1996 (March 26, 1996 as to Note 4), appearing in the Annual Report on Form 10-K of HII for the year ended December 31, 1995 and of our report dated February 29, 1996, appearing in the Annual Report on Form 10-K of HL&P for the year ended December 31, 1995 and to the reference to us under the heading "Experts" in the Joint Proxy Statement/Prospectus for HII, HL&P and NorAm Energy Corp., which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Houston, Texas

October 14, 1996


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